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                             EPL Technologies, Inc.


                                  EXHIBIT 11.0

                 Computation of Basic Earnings per Common Share
                     and Diluted Earnings per Common Share




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                                  EXHIBIT 11.0

EPL TECHNOLOGIES, INC.

COMPUTATION OF BASIC LOSS PER COMMON SHARE AND
DILUTED LOSS PER COMMON SHARE
(in thousands except per share data)
--------------------------------------------------------------

                                             Twelve Months Ended December 31,
                                             --------------------------------
                                               1997       1996       1995
                                             ---------  ---------  ---------
Net loss                                      $(7,187)   $(4,296)   $(3,320)

Deduct:
Accretion, discount and dividends
on preferred stock                              1,168        999        314
                                             --------    -------    -------

Net loss for common shareholders              $(8,355)   $(5,295)   $(3,634)
                                             ========    =======    =======

Weighted average number
  of common shares outstanding                  8,373      7,437      4,656
                                              =======    =======    =======

Basic loss per share                          $ (1.00)   $ (0.71)   $ (0.78)
                                              =======    =======    =======

Net loss for diluted loss
per share computation                         $(7,187)   $(4,296)   $(3,320)

Weighted average number
  of common shares outstanding                  8,373      7,437      4,656

Common share equivalent applicable to:
 Series A convertible preferred stock           1,540      1,751      2,136
 Series B convertible preferred stock             169        118
 Series C convertible preferred stock              49
 Series D convertible preferred stock             178
 Series A warrants                                100        128        157
 Series D warrants                                 28
 Other warrants                                    96        243        706
 Stock options                                  1,574      1,196        746
Less common stock acquired
 with net proceeds                                982        597      1,545
                                             --------    -------    -------

Weighted average number of common shares
 and common share equivalent used to compute
 diluted loss per share                        11,125     10,276      6,856
                                              =======    =======    =======

Diluted loss per share                         $(0.65)   $ (0.42)    $(0.48)
                                              =======    =======    =======